  Exhibit 10.2

                                  SHARE PURCHASE AGREEMENT

dated as of

September 25, 2018

by and among

NOVARTIS PHARMA AG,

CELLULAR BIOMEDICINE GROUP, INC.,

and, solely for purposes of Article IV,

SHANGHAI CELLULAR BIOPHARMACEUTICAL GROUP LTD.

(上海赛比曼生物科技有限公司)

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Certain Defined Terms	1
Article II PURCHASE AND SALE OF SHARES		8
2.1	Purchase of Shares	8
2.2	Closing	8
Article III CLOSING DELIVERABLES AND CLOSING CONDITIONS		8
3.1	Closing Deliveries by the Company	8
3.2	Closing Deliveries by the Purchaser	8
3.3	Conditions to Obligations of the Company	9
3.4	Conditions to Obligations of the Purchaser	9
Article IV REPRESENTATIONS AND WARRANTIES OF CBMG		10
4.1	Organization; Capitalization; Subsidiaries	10
4.2	Authorization	11
4.3	Valid Issuance of the Shares	11
4.4	No Conflict	12
4.5	Application of Takeover Protections	12
4.6	Consents	12
4.7	SEC Filings; Financial Statements	12
4.8	Solvency	13
4.9	Absence of Certain Changes	13
4.10	Compliance with Laws and Agreements	13
4.11	No Disagreements with Accountants and Lawyers	14
4.12	Intellectual Property	15
4.13	Employee Benefits	16
4.14	Taxes	16
4.15	Environmental Laws	16
4.16	Title	17
4.17	Insurance	17
4.18	Sarbanes-Oxley Act	17
4.19	Regulatory Matters	17
4.20	Ethical Practices	18
4.21	Litigation; Legal Matters	19
4.22	Data Privacy and Protection	29

4.23	Controls and Procedures	29
4.24	Registration and Listing of Shares	20
4.25	Price of Common Stock	20
4.26	Status	20
4.27	General Solicitation; No Integration or Aggregation	21
4.28	Brokers and Finders	21
4.29	No Directed Selling Efforts	21
4.3	Anti-Money Laundering	21
4.31	Reliance by the Purchaser	21
Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		21
5.1	Organization and Qualification	21
5.2	Authorization	21
5.3	No Conflict	22
5.4	No Registration of the Shares	22
5.5	Sophistication	22
5.6	Intent	22
5.7	Investment Experience	22
5.8	Independent Investigation	23
5.9	Not a Broker-Dealer	22
5.10	Not an Underwriter	23
5.11	Reliance on Representations and Warranties	23
5.12	Regulation S Exemption	23
5.13	Foreign Investors	24
5.14	No Governmental Review	24
5.15	Anti Money Laundering Law Compliance	24
Article VI LEGENDS, ETC.		24
6.1	Legend	24
6.2	The Purchaser’s Compliance	25
6.3	Company’s Refusal to Register Transfer of Shares	25
Article VII OTHER AGREEMENTS		25
7.1	Further Assurances	25
7.2	Confidentiality	25
7.3	Publicity	26
7.4	Registration	26
7.5	Reports under the Exchange Act	26
Article VIII TERMINATION		26

8.1	Pre-Closing Termination	27
8.2	Effect of Pre-Closing Termination	27
8.3	Post-Closing Termination	27
8.4	Effect of Post-Closing Termination	28
Article IX INDEMNIFICATION		28
9.1	Survival	28
9.2	Indemnification by the Company	28
9.3	Indemnification by the Purchaser	28
9.4	Indemnification Procedures	29
9.5	Limitations on Indemnification	30
9.6	General Indemnification Provisions	30
Article X GENERAL PROVISIONS		31
10.1	Expenses, Taxes, Etc.	31
10.2	Notices	31
10.3	Interpretation	32
10.4	Conflict Between Agreements	33
10.5	Severability	33
10.6	No Third-Party Beneficiaries	33
10.7	Assignment	33
10.8	Amendment; Waiver	33
10.9	Remedies; Specific Performance	33
10.10	Mutual Drafting	34
10.11	Governing Law	34
10.12	Arbitration	34
10.13	Consent to Jurisdiction; Waivers	35
10.14	WAIVER OF TRIAL BY JURY	35
10.15	Counterparts	35
10.16	Entire Agreement	35

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of September 25, 2018, by and among Cellular Biomedicine Group, Inc., a Delaware corporation with its principal place of business at 19925 Stevens Creek Blvd., Suite 100, Cupertino, California 95014 U.S.A. (the “Company”), Shanghai Cellular Biopharmaceutical Group Ltd. (上海赛比曼生物科技有限公司), a company organized and existing under laws of the PRC, whose legal address is located at 85 Faladi Road, Building No.3, China (Shanghai) Pilot Free Trade Zone, Shanghai, China ( “CBMG Shanghai”) (solely for purposes of Article IV), (CBMG Shanghai, together with the Company, “CBMG”), and Novartis Pharma AG, a company (Aktiengesellschaft) organized and existing under the laws of Switzerland, with its principal place of business at Lichtstrasse 35, 4056 Basel, Switzerland (the “Purchaser”).

RECITALS

WHEREAS, CBMG and Purchaser desire to enter into a collaboration under which CBMG will become Purchaser’s exclusive manufacturer of the Product in the Territory, and CBMG will manufacture and supply, the Product in the Territory for use by Purchaser, its Affiliates, and its designees in the Territory, on the terms and conditions set forth in that certain License and Collaboration Agreement, by and among CBMG, certain of its Affiliates, and Purchaser, dated as of the date hereof (the “License and Collaboration Agreement”), and certain ancillary agreements entered into in connection therewith (as such terms are defined below); and

WHEREAS, the Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to subscribe for and purchase from the Company, shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms.

As used in this Agreement, except as expressly provided herein, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), review, inquiry, hearing, proceeding or investigation, an opposition, revocation, reexamination, interference or similar proceeding by any Person or by or before any Governmental Authority.

“Administrator” is defined in Section 10.12(a).

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person (including any PRC domestic capital companies not controlled through ownership of equity securities but through contracts under a VIE structure). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” is defined in the preamble.

“Anti-Corruption Laws” means any applicable Law concerning bribery, corruption, or illegal payments and gratuities, including the United States Foreign Corrupt Practices Act, the Hong Kong Prevention of Bribery Ordinance, the UK Bribery Act 2010, the PRC Criminal Law, the PRC Unfair Competition Law, the Interim Regulations on Prohibition of Commercial Bribery issued by the SAIC, and any applicable PRC Laws similar to any of the foregoing.

“Anti-Money Laundering Laws” is defined in Section 4.30.

“Arbitration Claim” is defined in Section 10.12(a).

“Arbitrators” is defined in Section 10.12(a).

“Basket” is defined in Section 9.5(a).

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursement, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for employees or former employees.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Basel, Switzerland generally are authorized or obligated by law, regulation or executive order to close.

“CBMG” is defined in the preamble.

“CBMG Shanghai” is defined in the preamble.

“cGCP” means the then-current ethical, scientific, and quality standards required by the FDA for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and related FDA guidance documents, by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, and as otherwise required by the SAMR, including those set out in, or issued pursuant to, the Drug Operation Quality Administrative Standards issued by the SAMR.

 “cGLP” means the then-current good laboratory practices as required by the FDA under 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to current good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by the SAMR, including those set out in, or issued pursuant to, the Non-Clinical Drug Research Quality Administrative Standards issued by the SAMR.

“cGMP” means the then-current good manufacturing practices as required by the FDA under 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or as otherwise required by the SAMR, including under the Quality Administrative Standard for Drug Manufacturing, any requirements issued pursuant to the Regulation of Drug Manufacturing Administrative Procedures issued by the SAMR, or the appendix thereto for biochemical drugs.

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the preamble.

“Company” is defined in the preamble.

“Company Indemnified Parties” is defined in Section 9.3.

“Company Intellectual Property” means any Intellectual Property Rights used, sold, licensed, controlled, or otherwise exploited by the Company and its Subsidiaries in the operation of their business as presently conducted or reasonably expected to be conducted.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property Rights), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Data Protection Law” means any applicable Law concerning the protection or processing or both of personal data, including the PRC Constitution, People’s Republic of China General Principles of Civil Law effective January 1, 1987, Opinions of the Supreme People’s Court on Several Issues Concerning the Implementation of the People’s Republic of China General Principles of Civil Law (Trial) effective January 26, 1988, People’s Republic of China Regulations on Employment Services and Employment Management (effective January 1, 2008), People’s Republic of China Tortious Liability Law (effective July 1, 2010), Regulating the Internet Information Service Market Order Several Provisions (effective March 15, 2012), Decision of the Standing Committee of the National People’s Congress on the Strengthening of the Protection of Network Information (effective December 28, 2012), Information Security Technology Guidelines on Personal Information Protection within Information Systems for Public and Commercial Services (effective February 1, 2013), Protection of Personal Information of Telecommunications and Internet Users Provisions (effective September 1, 2013), Amendments to the Consumer Protection Law (effective March 15, 2014), Amendments to the People’s Republic of China Criminal Law (9th set of amendments) (effective November 1, 2015), People’s Republic of China Cyber Security Law (effective June 1, 2017), People’s Republic of China General Provisions of Civil Law (effective October 1, 2017), and other applicable Laws relating to data protection and privacy.

“Disqualification Event” is defined in Section 4.10(c).

“Environmental Laws” is defined in Section 4.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

“FINRA” is defined in Section 5.9.

“Financial Statements” is defined in Section 4.7(b).

“GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory, legislative or administrative body, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign, including any Regulatory Authority.

“Healthcare Laws” means all applicable Laws that govern the research, development, testing, manufacture, handling, packaging, labeling, storage, promotion, marketing, sales, distribution, import, export, or any other use with respect to any product or product candidate, including the Federal Food, Drug, and Cosmetic Act, as amended; the Public Health Service Act; the federal False Claims Act; the federal Anti-Kickback Statute; the Civil Monetary Penalty Statute; the Stark Law; the Health Insurance Portability and Accountability Act of 1996 (HIPAA); Physicians Payments Sunshine Act (Title XI of Social Security Act); the Medicare Program (Title XVIII of the Social Security Act); the Medicaid Program (Title XIX of the Social Security Act); Federal Sentencing Guidelines for Organizations; the Health Information Technology for Economic and Clinical Health Act (HITECH); the Clinical Laboratories Improvement Act (CLIA); all regulations promulgated or enforced thereunder; and analogous applicable Law to the foregoing in any jurisdiction, including the PRC.

“IND” means an investigational new drug application, clinical trial application, or similar application or submission for approval to conduct clinical studies filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, and any amendments thereto.

“Indemnification Cap” is defined in Section 9.5(a).

“Indemnitee” is defined in Section 9.4(a).

“Indemnitor” is defined in Section 9.4(a).

“Intellectual Property Rights” means all (a) patents and patent applications (such applications including, but not limited to, all international (PCT) applications, substitutions, re-examinations, reissues, divisions, renewals, extensions, provisionals, non-provisionals, continuations and continuations-in-part) in any country or patent granting region (“Patents”); (b) copyrights, copyright registrations and applications therefor, and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations; (c) registered and unregistered trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (d) commercial, technical, scientific, and other know-how and information, biochemical, cellular, and animal assays, animal models, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, and analytical, preclinical, clinical, safety, manufacturing, and quality control data and know-how, including regulatory data, study designs, and protocols), and materials, in all cases, in written, electronic, or any other form (“Know-How”); (e) domain names and (f) any similar or equivalent rights to any of the foregoing (as applicable).

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Issuer Covered Person” is defined in Section 4.10(c).

“Know-How” is defined in the definition of “Intellectual Property Rights”.

“Knowledge of the Company” or “Company’s Knowledge” means the knowledge of a particular matter by an Exchange Act Section 16 officer of the Company, after due inquiry under the circumstances.

“Law” means, individually and collectively, any federal, state, local, national, and supra-national laws, treaties, statutes, ordinances, rules, and regulations, including any rules, regulations, guidance, guidelines, circulars, officially announced policies of any Governmental Authority(ies), and requirements of any national securities exchange or securities listing organization having the binding effect of law, including cGCP, cGLP, and cGMP.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“License and Collaboration Agreement” is defined in the recitals to this Agreement.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Loss” is defined in Section 9.2.

“Material Adverse Effect” means, with respect to the Company, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) that has a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of business, or materially diminish the value of the business or its assets or materially increase the liabilities or (b) that materially impairs or delays the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby; provided, however, no adverse effect or change resulting from any change, circumstance or effect relating to any of the following will be taken into account in determining whether there has been or will be a Material Adverse Effect under subclause (a) of this definition: (i) the economy in general, (ii) securities markets, regulatory or political conditions in the United States or China (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (iii) changes in applicable Laws or GAAP or the application or interpretation thereof, (iv) the industry in which the Company’s or the Company’s business operates and not specifically relating to the business or (v) a natural disaster (provided, that in the cases of clauses (i) through (v), the Company’s business is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Company’s business).

“MOST” means the PRC Ministry of Science and Technology and its local authorized bodies.

“OFAC” means the United States Office of Foreign Assets Control and any successor thereto.

“Order” means any order, writ, ruling, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Patent” is defined in the definition of “Intellectual Property Rights”.

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, certification, confirmation, endorsement, waiver, certification, order, declaration, filing, designation, product registration, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person under applicable Law.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Person” shall include any individual, trust, firm, corporation, limited liability company, unincorporated organization, partnership, sole proprietorship, joint stock company, joint venture, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify an individual Person, including such Person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, and health information (including protected health information (as defined in 45 C.F.R. § 160.103) and comparable information under other applicable Law).

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Product” is defined in the License and Collaboration Agreement.

“Prohibited Fund” is defined in Section 4.20(d).

“Prohibited Payment” is defined in Section 4.20(b).

“Purchase Price” is defined in Section 2.1.

“Purchaser” is defined in the preamble.

“Purchaser Indemnified Parties” is defined in Section 9.2.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between the Company and the Purchaser, in the form attached hereto as Exhibit 3.

 “Regulatory Authority” means the FDA, the SAMR, MOST, and any other federal, state, local or foreign Governmental Authority that regulates CBMG’s research, development, testing, manufacture, handling, packaging, labeling, storage, promotion, marketing, sales, distribution, import, or export.

“Regulatory Documentation” means all (a) documentation comprising the applications, marketing authorizations, Permits or Regulatory Authorizations for any Company product or product candidate, including any IND, and all amendments and supplements thereto, and including pre-clinical and clinical data and information, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. Part 314.420 and any non-U.S. equivalents), and any other reports, records, regulatory correspondence, and other materials relating to development or Regulatory Authorization for any product or product candidate of the Company or its Subsidiaries, or required to manufacture or commercialize any product or product candidate of the Company or its Subsidiaries, including any information that relates to pharmacology, toxicology, chemistry, manufacturing, and controls data, batch records, safety, and efficacy, and any safety database, and (b) material correspondence and other filings relating to any product or product candidate of the Company or any of its Subsidiaries submitted to or received from any Governmental Authority (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents submitted to or received from Governmental Authorities with respect thereto, including all regulatory drug lists, final versions of advertising and promotion documents, adverse event files and complaint files.

“Regulatory Requirements” is defined in Section 4.19(a).

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SAMR” means the State Administration of Market Regulation, the Chinese regulatory body in which the former China Food and Drug Administration and State Administration of Industry and Commerce functions have been merged, following a restructuring, and its local authorized bodies.

“SEC” means U.S. Securities and Exchange Commission and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC Filings” mean any forms, reports and documents filed or furnished (including such documents, as supplemented and amended since the times of filing) by the Company with the SEC under the Exchange Act or the Securities Act filed prior to the date of this Agreement.

“Shares” is defined in Section 2.1.

“Special Reps” is defined in Section 9.1.

“Survival Date” is defined in Section 9.1.

“Tax” means any applicable federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any affiliated group (as defined in Section 1504(a) of the Internal revenue Service Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Territory” is defined in the License and Collaboration Agreement.

“Third Party” shall mean any Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“VIE” means Variable Interest Entity.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase of Shares.

  Upon the terms and subject to the conditions herein set forth, the Company hereby agrees to sell and deliver to the Purchaser, and the Purchaser hereby agrees to purchase and acquire from the Company, 1,458,257 shares (the “Shares”) of Common Stock at the purchase price of Twenty-Seven U.S. Dollars and Forty-Three Cents ($27.43) per share, which purchase price is equivalent to 130% of the volume-weighted average price of the Company’s Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CBMG <equity> AQR” for the twenty (20) consecutive trading days prior to the date hereof, for an aggregate purchase price of Thirty-Nine Million, Nine Hundred Ninety-Nine Thousand, Nine-Hundred Eighty Nine U.S. Dollars and Fifty-One Cents ($39,999,989.51) (the “Purchase Price”).

2.2 Closing.

  The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. EST, on or about September 26, 2018, or at such other time and place as the Company and the Purchaser mutually agree upon in writing (which time and place are designated as the “Closing” and such date is designated as the “Closing Date”).

ARTICLE III

CLOSING DELIVERABLES AND CLOSING CONDITIONS

3.1 Closing Deliveries by the Company.

At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

(a) a legal opinion of Company counsel, substantially in the form agreed to prior to the execution of this Agreement;

(b) a duly issued book-entry certificate evidencing the number of Shares sold in exchange for the Purchase Price paid at the Closing registered in the name of the Purchaser;

(c) an executed counterpart of the Registration Rights Agreement; and

(d) a certificate of a duly authorized officer of the Company, dated as of the Closing Date, certifying as to the matters set forth in Section 3.4(a) and 3.4(b).

3.2 Closing Deliveries by the Purchaser.

At the Closing, the Purchaser shall deliver to the Company:

(a) the Purchase Price, by wire transfer in immediately available funds in US dollars to the bank account designated by the Company and provided in Exhibit 2 to this Agreement;

(b) an executed counterpart of the Registration Rights Agreement; and

(c)  a certificate of a duly authorized officer of such Purchaser, dated as of the Closing Date, certifying as to the matters set forth in Section 3.3(a) and 3.3(b).

3.3 Conditions to Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct (disregarding all “materiality”, “Material Adverse Effect”, or similar qualifications, which shall be given no effect) in all material respects as of each date when made and as of the Closing Date, as though made at that time (except for representations and warranties that speak as of a specific date).

(b) Covenants. The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(d) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

3.4 Conditions to Obligations of the Purchaser.

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company shall be true and correct (disregarding all “materiality”, “Material Adverse Effect”, or similar qualifications, which shall be given no effect) in all material respects as of the date when made and as of Closing Date as though made at such time (except for representations and warranties that speak as of a specific date).

(b) Covenants. The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c) License and Collaboration Agreement. The License and Collaboration Agreement shall be in full force and effect.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions;

(e) No Material Adverse Change. There shall not have occurred prior to the Closing any event or transaction reasonably likely to have a Material Adverse Effect. From the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq Global Market and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the Nasdaq Global Market, nor shall a banking moratorium have been declared by either the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares at the Closing.

(f) Nasdaq Listing. The Shares shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CBMG

CBMG, jointly and severally, represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Organization; Capitalization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification.

(b) Exhibit 1 hereto sets forth all of the Affiliates, including subsidiaries, of the Company and their respective ownership of corporate interests and relationship to the Company as of the date hereof and as of the Closing Date (the “Subsidiaries”). Each of the Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where relevant) under the laws of its jurisdiction of organization, and has full corporate power and authority to own, use and operate its assets and to conduct its business as and where it is being conducted. Except for employee stock options granted in the normal course of business and as set forth in Section 4.1(c) below, there are no other securities, options, warrants, calls, rights, commitments or agreements of any character to which the Company is bound to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of its corporate interests or obligating the Company to sell, transfer, deliver, assign, convey or purchase or cause to be sold, transferred, delivered, assigned, conveyed or purchased any corporate interests in the Company.

(c) Neither the Company nor any of its Subsidiaries is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws, or other organizational or charter documents. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in a Material Adverse Effect.

(d) As of the date of this Agreement, the authorized shares of capital stock of the Company consist of 300,000,000 shares of Common Stock and 50,000,000 shares of preferred stock. As of June 30, 2018, (i) the total number of outstanding shares of Common Stock was 16,942,470, the total number of shares of Common Stock issuable pursuant to outstanding options and other rights to acquire Common Stock was 1,928,944 and the total number of shares of Common Stock maintained for future issuance under the Company’s Benefit Plans (exclusive of outstanding options and other rights to acquire Common Stock) was 901,449 and (ii) no shares of preferred stock or options or rights to acquire preferred stock were outstanding. Since June 30, 2018 through the date hereof, (i) the Company has only issued options or other rights to acquire Common Stock in the ordinary course of business consistent with past practice and (ii) the only shares of capital stock issued by the Company were pursuant to outstanding options and other rights to purchase Common Stock. All such issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive, co-sale or other rights to subscribe for or purchase securities. No dividends have been declared or paid with respect to the shares of Common Stock. There are no securities or instruments containing anti-dilution provisions that will be triggered by the issuance of the Shares.

4.2 Authorization.

  The Company has full power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, its officers, directors, and stockholders. The execution, delivery, and performance of the Transaction Documents by the Company, the issuance of the Shares, and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders. Assuming this Agreement constitutes a legal and binding agreement of the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Permitted Exceptions. Upon their respective execution by the Company and the other parties thereto, and assuming that they constitute legal and binding agreements of the other parties thereto, each of the other Transaction Documents will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Permitted Exceptions.

4.3 Valid Issuance of the Shares.

  The Shares to be issued to the Purchaser pursuant to this Agreement are duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free and clear of all liens, and will not be subject to preemptive rights, rights of first refusal, purchase options, call options, subscription rights or other similar rights of stockholders of the Company, other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations made by the Purchaser in Article V, the Shares will be issued to the Purchaser in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act, (ii) the registration and qualification requirements of applicable securities Laws of states of the United States. The Company satisfies the registrant requirements for the use of a registration statement on Form S-3 to register the Shares for resale by the Purchaser under the Securities Act.

4.4 No Conflict.

  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, the issuance of the Shares and the consummation of the other transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under any agreement or instrument, credit facility, franchise, Permit, Order, or Law applicable to the Company or its Subsidiaries or their respective properties or assets, or (iii) result in a violation of any Law, Order, or other restriction of any court or other Governmental Authority to which the Company or its Subsidiaries are subject (including federal and state securities laws and regulations) and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, or by which any property or asset of the Company or its Subsidiaries are bound or affected, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to be material to the Company.

4.5 Application of Takeover Protections.

  The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.

4.6 Consents.

No consent, approval, authorization, filing with or order of or registration with, any Governmental Authority is required in connection with the transactions contemplated by this Agreement or the other Transaction Documents, except such as have been or will be obtained or made under the Securities Act or the Exchange Act, and such as may be required under the securities, or blue sky, laws of any state or foreign jurisdiction in connection with the offer and sale of the Shares by the Company in the manner contemplated herein.

4.7 SEC Filings; Financial Statements.

(a) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required by be filed by it with the SEC since December 31, 2015. The information contained or incorporated by reference in the SEC Filings was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Filings did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Filings, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. All agreements that were required to be filed as exhibits to the SEC Filings under Item 601 of Regulation S-K to which the Company is a party, or the property or assets of the Company are is subject, have been filed as exhibits to the applicable SEC Filings, and other than as contemplated by this Agreement, the Company has not entered into any agreements that are required to be filed but for which the required deadline for filing has not yet occurred.

(b) The financial statements of the Company included in the SEC Filings (collectively, the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with GAAP throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements, except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

(c) Except as disclosed in the SEC Filings made since January 1, 2018, the Company and its Subsidiaries have not incurred any material liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business since June 30, 2018.

(d) Except as set forth in the SEC Filings made since January 1, 2018, none of the officers or directors of the Company or any Subsidiary and, to the Knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company in the ordinary course of business and consistent with customary practices and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

4.8 Solvency.

Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Shares hereunder: (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature and (ii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). To the Knowledge of the Company, there are no facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

4.9 Absence of Certain Changes.

.Since June 30, 2018, there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

4.10 Compliance with Laws and Agreements

(a) Each of the Company and its Subsidiaries is and has been, in material compliance with all applicable Law and Orders. The Company and its Subsidiaries are, and have at all times, conducted their respective businesses in material compliance with all applicable Law and Orders. Except as disclosed in Schedule 4.10(a) herein, the Company and its Subsidiaries possess all material Permits required to conduct their respective businesses. To the Knowledge of the Company, each such Permit is in full force and effect. Neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that its business has not been conducted in compliance in any material respect with any such applicable Law, Order or Permit or threatens to revoke, restrict, or limit any Permit necessary or advisable for the operation of such business. Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority that alleges that its VIE structure (or any aspect thereof) is not in compliance with applicable PRC Laws or alleging that it is a circumvention of the requirement for VIEs to obtain Permits, or threatening to revoke, restrict or limit any Permit for any Affiliate within the VIE structure that is necessary or advisable for the operation of such business.

(b) The Company and its Subsidiaries are and have been, in full compliance with all applicable Law concerning the exportation of any product, technology, technical data, and services, including applicable PRC Law and those Laws administered by the United States Department of Commerce, the United States Department of State, and the United States Department of Treasury. The Company and its Subsidiaries are in full compliance with United States and international economic and trade sanctions, including those administered by OFAC. Neither the Company nor its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or Affiliate of the Company or its Subsidiaries is currently subject to any sanctions administered by OFAC.

(c) None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

(d) Except as would not be material to the Company and its Subsidiaries, neither the Company nor its Subsidiaries is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, (i) any indenture, loan or credit agreement or (ii) any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived).

(e) Neither the Company nor any of its Subsidiaries has agreed to a material restriction on its right to conduct its business freely with any other business, including a restriction on the geographic scope of its business or a restriction on the kind of business that it is entitled to carry on. Neither the Company nor any of its Subsidiaries is in breach of any provision of the PRC Anti-Monopoly Law.

4.11 No Disagreements with Accountants and Lawyers.

There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company, and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

4.12 Intellectual Property.

(a) The Company (together with its Subsidiaries) solely and exclusively owns or has obtained valid and enforceable licenses for, free and clear of all liens or encumbrances, all Intellectual Property Rights necessary for its business as now conducted and currently proposed to be conducted, and the conduct of its current and proposed business does not infringe or misappropriate any Intellectual Property Rights of any third party. Neither the Company nor any of its Subsidiaries have received any written communications of any alleged infringement, misappropriation or breach of any Intellectual Property Rights of others. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this Section 4.12 that is to any extent owned by or exclusively licensed to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other person or entity, except, in any case, for standard end-user, object code, internal-use software license and support/maintenance agreements for software that is not and will not be incorporated into, or used to provide or develop, the Company’s products or services.

(b) Neither the Company nor any of its Subsidiaries is aware that any of its employees or independent contractors are obligated under any Contract or subject to any Order of any Governmental Authority, that would interfere with the use of such employee’s or independent contractor’s best efforts to promote the interest of the Company or that would conflict with the Company’s business as now conducted. Neither the execution nor delivery of this Agreement nor the conduct of the Company’s business as now conducted or as proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any such employee or independent contractor is now obligated. The Company does not believe it is or will be necessary to use any Intellectual Property Rights of any of its employees made prior to their employment by the Company.

(c) The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any Intellectual Property Rights of any other Person, and to the Company’s Knowledge there is no potential basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. There are no Orders, settlement agreements or stipulations to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that restricts the Company’s or any Subsidiary’s rights to use any Intellectual Property Rights in the operation of its business as currently conducted.

(d) Except as disclosed in SEC Filings made since January 1, 2018, there is no material pending or, to the Company’s Knowledge, threatened Action: (i) challenging the Company’s rights in or to any of the Company Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such Action; or (ii) challenging the validity, enforceability or scope of any Company Intellectual Property, and, to the Company’s Knowledge, there are no facts which would form a reasonable basis for any such Action.

(e) The Company has complied with the terms of each agreement pursuant to which Intellectual Property Rights have been licensed to the Company in all material respects, and all such agreements are in full force and effect.

(f) To the Company’s Knowledge, there are no material defects in any of the Patents included in the Company Intellectual Property. In particular, to the Company’s knowledge, all priority claims of the Company Intellectual Property are valid, and all claims in such Patents are entitled to the priority claims made. To the Company’s Knowledge, no granted Patents or pending Patent applications of the Company Intellectual Property violate the Paris Convention Treaty. To the Knowledge of the Company, all Patents of the Company Intellectual Property claim priority to all applicable prior filed and/or co-pending Patent applications.

(g) The Company has taken reasonable and customary actions to protect its rights in, and to prevent the unauthorized use and disclosure of, material trade secrets and confidential business information (including confidential ideas, research and development information, Know-How, formulas, compositions, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, supplier lists and information, and business plans) owned by the Company, and, to the Knowledge of the Company, there has been no unauthorized use or disclosure of such material trade secrets and confidential business information.

4.13 Employee Benefits.

(a) Each Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. The Company and its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign requirements regarding employment. As of the date hereof, there is no material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries.

(b) Each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable Law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

4.14 Taxes.

(a) The Company and its Subsidiaries have filed all federal, state, local and other Tax returns which it has been required to file which relate to or might in any way affect its assets and/or its business.  Each such return is true and accurate in all material respects.  The Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax returns and all other Taxes (whether or not shown on any Tax return). There are no Liens with respect to Taxes on any of its assets (other than statutory Liens for current Taxes not yet due and payable).

(b) There are no pending or, to the Knowledge of the Company, threatened audits, investigations, disputes, notices of deficiency, claims or other Actions for or relating to any Taxes of the Company which would reasonably be expected to result in any Liens on its assets or result in any material liability of the Company for any Tax.

4.15 Environmental Laws.

The Company (i) is in compliance in all material respects with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all material Permits, licenses or other approvals required under applicable Environmental Laws to conduct its business and (iii) is in compliance in all material respects with all terms and conditions of any such Permit. There are no material costs or liabilities associated with Environmental Laws, including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties.

4.16 Title.

The Company has good and marketable title to all personal property owned by it that is material to the business of the Company, free and clear of all liens, encumbrances and defects except as described in the SEC Filings made since January 1, 2018 or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and buildings held under lease by the Company is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company. The Company does not own any real property.

4.17 Insurance.

  The Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that are prudent and customary in the operation of the business of the Company and its Subsidiaries as presently conducted or reasonably expected to be conducted (but excluding any business that may be conducted pursuant to the License and Collaboration Agreement) and covering all risks which are customarily insured against, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect. Neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or obtain similar coverage from similar insurers as may be necessary to continue the business of the Company and its Subsidiaries (excluding any business that may be conducted pursuant to the License and Collaboration Agreement) without a material increase in cost.

4.18 Sarbanes-Oxley Act.

The Company is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

4.19 Regulatory Matters.

(a) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable rules, regulations, decrees, guidance, pronouncements, circulars, standards and policies of the FDA and the SAMR and any other applicable Regulatory Authority, including cGMP, cGLP, and cGCP (collectively, “Regulatory Requirements”).

(b) No IND filed by or on behalf of the Company with the FDA or SAMR has been terminated by the FDA or SAMR, and none of the FDA, the SAMR, or any other Regulatory Authority has recommended, commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise delay or suspend, proposed or ongoing clinical investigations or trials conducted or proposed to be conducted by or on behalf of the Company and its Subsidiaries.

(c) All operations of the Company and its Subsidiaries and all of the manufacturing facilities and operations of the Company’s and its Subsidiaries’ suppliers of products and product candidates and the components thereof manufactured in or imported into the United States are in compliance with applicable Regulatory Requirements, and meet sanitation standards set by the Federal Food, Drug and Cosmetic Act of 1938, as amended. All of the operations of the Company and its Subsidiaries and all of the manufacturing facilities and operations of the Company’s and its Subsidiaries’ suppliers of products and product candidates and the components thereof manufactured in or imported into the PRC are in compliance with applicable SAMR Regulatory Requirements, and all the operations of the Company and its Subsidiaries and all of the manufacturing facilities and operations of the Company’s and its Subsidiaries’ suppliers of products and product candidates manufactured outside of the United States or the PRC are in compliance with applicable Regulatory Requirements in each jurisdiction in which the activity takes place.

(d) Except as would not be material to the Company and its Subsidiaries, (i) the Company and its Subsidiaries have obtained, in accordance with applicable Law, all Permits required under any applicable Law or required by the SAMR, FDA or any other applicable Regulatory Authority for the lawful operation of their respective businesses, as presently conducted, (ii) each such Permit is valid and in full force and effect, (iii) there are currently no Actions pending that seek the revocation, cancellation or adverse modification of any Permit; and (iv) to the Knowledge of the Company, there is no expectation nor awareness that any of the Permits will not be renewed or extended on expiry of the current term on the same terms, or will only be extended or renewed on less favorable terms than currently. All Regulatory Documentation has been maintained and retained in accordance with applicable Laws, and such Regulatory Documentation is in the possession or control of the Company and its Subsidiaries.

(e) The Company and its Subsidiaries are not subject to any unresolved notice, citation, suspension, revocation, warning, administrative proceeding, review or investigation or other Action by a Regulatory Authority that alleges or asserts that the Company or its Subsidiaries has violated any applicable Healthcare Laws, including an FDA Form 483, FDA warning letter, untitled letter, or similar notice of alleged non-compliance. There has not been a recall or market withdrawal or any product candidates by or on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries have complied with all adverse event reporting requirements applicable to its product candidates.

(f) All material reports, documents, claims, permits and notices related to the conduct of the business of the Company and its Subsidiaries required to be filed, maintained or furnished to the FDA, the SAMR, any Regulatory Authority have been so filed, maintained or furnished, and all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were promptly corrected in or supplemented by a subsequent filing).

(g) (i) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, employees, agents, or distributors, or any other Person involved in development of any data included in any filing of the Company or its Subsidiaries submitted to a Regulatory Authority has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a, nor has any such Person been so debarred, and (ii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, employees or agents, nor any other Person involved in the development of any data included in any filing of the Company or its Subsidiaries submitted to a Regulatory Authority has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under 42 U.S.C. § 1320a-7, nor has any such Person been excluded from participation in such programs. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, senior managers or legal representatives is prohibited under applicable PRC Laws from holding the current offices which they occupy within the Company or any of its Subsidiaries.

4.20 Ethical Practices.

Neither the Company nor any of its Subsidiaries, to the Company’s Knowledge, any of their respective directors, officers or employees or any other Person acting for, or on behalf of, the Company or its Subsidiaries has:

(a) violated or is in violation of any applicable Anti-Corruption Law;

(b) made, undertaken, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment), to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing, or to any non-governmental individual or entity, that is prohibited under any applicable Anti-Corruption Law or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality or to secure any improper advance or inducing such payee to enter into a commercial arrangement in violation of applicable Law (each, a “Prohibited Payment”);

(c) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment;

(d) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); or

(e) made any false or fictitious entries in any of the Company’s or any of its Subsidiaries’ books or records relating to any Prohibited Payment or Prohibited Fund.

4.21 Litigation; Legal Matters,

  There is no Action pending or, to the Knowledge of the Company, threatened, whether at law or in equity, or before or by any Governmental Authority, nor any Order of any Governmental Authority which, if adversely determined, would materially and adversely impact the Company or its Subsidiaries (without regard to the availability of insurance) or that would reasonably be expected to impair or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents or perform its obligations hereunder or thereunder, and the Company has no Knowledge of any valid basis for any such Action. Except as disclosed in the SEC Filings, neither the Company nor its Subsidiaries, nor any director or officer thereof, is, or within the last ten years has been, the subject of any action involving a claim of violation of or liability under federal or state securities laws relating to the Company or a claim of breach of fiduciary duty relating to the Company.

4.22 Data Privacy and Protection.

(a) The Company and its Subsidiaries have complied with each relevant requirement of all applicable Data Protection Laws.

(b) Neither the Company nor any of its Subsidiaries has received a notice or allegation from a Governmental Authority or any other Person: (i) alleging noncompliance with any Data Protection Laws; (ii) requiring it to change, cease using, block or delete any personal data; (iii) prohibiting the transfer of personal data to any place; or (iv) requiring it to take any other type of action with respect to the collection, use, transfer, or deletion of personal information.

(c) The Company and its Subsidiaries have obtained each necessary consent from data subjects and has complied with each necessary condition to permit it to process or use all relevant personal information in connection with their respective businesses and, where appropriate, any relevant purpose for which it would be necessary for Purchaser to use such personal information.

4.23 Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including CBMG Shanghai, is made known to its chief executive officer and chief financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of December 31, 2017. The Company presented in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of December 31, 2017. Since December 31, 2017, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls.

(b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.24 Registration and Listing of Shares

. Except for the rights set forth in this Agreement and the Registration Rights Agreement, the Company has disclosed in the SEC Filings all rights any Person has to require the Company to register securities of the Company, and registration statements have previously been declared effective covering the resale of all such securities. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Company’s Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the SEC is contemplating terminating such registration. The Common Stock is listed on the Nasdaq Global Market, and the Company has no action pending to delist the Common Stock from Nasdaq Global Market, nor has the Company received any notification that the Nasdaq Global Market is currently contemplating terminating such listing. The Company has not received any notice from the Nasdaq Global Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Nasdaq Global Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

4.25 Price of Common Stock.

The Company has not taken, nor will it take, directly or indirectly, any action designed to stabilize or manipulate the price of the Common Stock.

4.26 Status.

(a) The Company is not, and immediately after receipt of payment for the Common Stock will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b) The Company meets the requirements of Rule 144(i)(2) under the Securities Act.

(c) The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company shall so certify upon Purchaser’s request.

4.27 General Solicitation; No Integration or Aggregation.

Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Common Stock. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be (i) integrated with the Securities sold pursuant to this Agreement for purposes of the Securities Act or (ii) aggregated with prior offerings by the Company for the purposes of the rules and regulations of the Nasdaq Global Market.

4.28 Brokers and Finders.

Neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

4.29 No Directed Selling Efforts.

None of the Company or any of its Affiliates engaged in any directed selling efforts within the meaning of Regulation S of the Securities Act (“Regulation S”) in connection with the transactions contemplated by this Agreement, and all such persons have complied with the offering restrictions requirement of Regulation S.

4.30 Anti-Money Laundering.

  The operations of the Company and is Subsidiaries and Representatives are and have been at all times conducted in compliance with, its issuance of the Shares hereunder will not violate, and the Company has instituted and maintains policies and procedures designed to ensure continued compliance with, the anti-money laundering laws, regulations or government guidance regarding anti-money laundering, and international anti-money laundering principals or procedures of the United States, Hong Kong, PRC, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, and applicable rules and regulations thereunder, and any related or similar applicable Laws administered or enforced by any Governmental Authority (collectively, the “Anti Money Laundering Laws”), and no Action by or before any Governmental Authority or arbitrator involving the Company or its Subsidiaries with respect to the Anti Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

4.31 Reliance by the Purchaser.

The Company acknowledges that the Purchaser will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

5.1 Organization and Qualification.

The Purchaser is a company (Aktiengesellschaft) duly organized, validly existing and in good standing (if applicable) under the laws of Switzerland, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification.

5.2 Authorization.

The Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser, its officers, directors, and stockholders. Assuming this Agreement constitutes a legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by the Permitted Exceptions.

5.3 No Conflict.

The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the constituent documents of the Purchaser, (b) violate or conflict with any Law or Order to which the Purchaser is bound or subject, or (c) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, any material Contract or Permit to which the Purchaser is a party or by which its properties or assets may be bound or subject, other than, in each case, such violations or conflicts which not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents.

5.4 No Registration of the Shares.

  The Purchaser acknowledges that it is aware that (a) the Shares have not been registered under the Securities Act and that the Shares must continue to be held by Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and in each case in accordance with any applicable securities laws of any state of the United States; (b) exemption from the Securities Act, including any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144, depends on the satisfaction of various conditions, including the time and manner of sale, the holding period, and on requirements relating to the Company which are outside of the Purchaser’s control and which the Company is under no obligation to and may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

5.5 Sophistication.

  The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act. The Purchaser is capable of evaluating the merits and risk of its investment, and has not been organized for the purpose of acquiring Shares.

5.6 Intent.

  The Purchaser is purchasing the Shares solely for investment purposes, for the Purchaser’s own account, and not with a view towards the distribution or dissemination thereof. The Purchaser has no present arrangement to sell the Shares to or through any person or entity.

5.7 Investment Experience.

  The Purchaser, or the Purchaser’s professional advisors, have such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement. By reason of the business and financial experience of the Purchaser or its professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), the Purchaser can protect its own interests in connection with the transactions described in this Agreement. The Purchaser is able to afford the loss of its entire investment in the Shares.

5.8 Independent Investigation.

  The Purchaser is familiar with the business, operations and financial condition of the Company and has had an opportunity to ask questions of, and receive answers from, the Company’s officers and directors concerning the Company and the terms and conditions of the offering of the Shares and has had access to such other information concerning the Company as the Purchaser has requested. The Purchaser has consulted, to the extent it deemed appropriate, with its own advisers as to the financial, tax, legal and related matters concerning an investment in the Shares, and on that basis believes that its investment in the Shares is suitable and appropriate for it. The Purchaser acknowledges that it has had the opportunity to review this Agreement, the exhibits hereto and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors.

5.9 Not a Broker-Dealer.

  The Purchaser is neither a registered representative under the Financial Industry Regulatory Authority (“FINRA”), a member of FINRA or associated or Affiliated (as defined below) with any member of FINRA, nor a broker-dealer registered with the SEC under the Exchange Act or engaged in a business that would require it to be so registered, nor is it an Affiliate of a broker-dealer or any Person engaged in a business that would require it to be registered as a broker-dealer. In the event such Purchaser is a member of FINRA, or associated or Affiliated with a member of FINRA, such Purchaser agrees, if requested by FINRA, to sign a lock-up, the form of which shall be satisfactory to FINRA with respect to the Securities. “Affiliate” means, with respect to any specified Person: (i) if such Person is an individual, the spouse of that Person and, if deceased or disabled, his heirs, executors, or legal representatives, if applicable, or any trusts for the benefit of such individual or such individual’s spouse and/or lineal descendants, or (ii) otherwise, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. As used in this definition, “control” shall mean the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or other written instrument. “Person” shall mean an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

5.10 Not an Underwriter.

  The Purchaser is not an underwriter of the Securities, nor is it an Affiliate of an underwriter of the Securities.

5.11 Reliance on Representations and Warranties.

  The Purchaser understands that the Shares are being offered and sold to such Purchaser in reliance on exemptions contained in specific provisions of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth in this Agreement in order to determine the applicability of the exemptions contained in such provisions.

5.12 Regulation S Exemption.

(a) The Purchaser is not (i) a U.S. person (as defined in Rule 902(k) under the Securities Act) (ii) an affiliate (as defined in Rule 501(b) under the Securities Act) of the Company, or (iii) acquiring the Shares for the account or benefit of a U.S. person.

(b) At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Purchaser was outside of the United States.

(c) The Purchaser will not, during the period commencing on the date of issuance of the Shares and ending on the six (6)-month anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S under the Securities Act.

(d) The Purchaser will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Shares only pursuant to registration under the Securities Act or an available exemption therefrom and in accordance with all applicable state and foreign securities laws.

(e) The Purchaser was not in the United States engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Shares, including any put, call or other option transaction, option writing or equity swap.

(f) Neither the Purchaser nor or any Person acting on its behalf has engaged in any directed selling efforts to a U.S. Person with respect to the Shares and the Purchaser and any Person acting on its behalf has complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

(g) The transactions contemplated by this Agreement have not been pre-arranged with a Purchaser located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(h) Neither the Purchaser nor any person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Shares. The Purchaser agrees not to cause any advertisement of the Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

5.13 Foreign Investors.

  The Purchaser has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

5.14 No Governmental Review.

The Purchaser is aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the Shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company.

5.15 Anti Money Laundering Law Compliance.

The Purchaser, its Affiliates and each of their respective Representatives has not violated, its purchase of the Shares will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with Anti Money Laundering Laws, and no Proceeding by or before any Governmental Authority or arbitrator involving the Purchaser with respect to the Anti Money Laundering Laws is pending has been threatened in writing.

ARTICLE VI

LEGENDS, ETC.

6.1 Legend.

(a) Each certificate representing the Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THESE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(b) No instrument evidencing the Shares, whether certificated or uncertificated, shall contain any legend (including the legend set forth in Section 6.1(a)): (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144, (iii) if such Shares are eligible for sale under Rule 144 without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the transfer agent if required by to effect the removal of the legend hereunder. The Company agrees that at such time as such legend is no longer required under this Section 6.1(b), it will, as soon as practicable but no later than three (3) Business Days following the delivery by the Purchaser to the Company or the transfer agent of an instrument representing Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate or book-entry (at the election of the Purchaser, provided that absent instructions to the contrary, the default shall be book-entry) representing such Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 6.1. Instruments for Shares, whether certificated or uncertificated, subject to legend removal hereunder shall be transmitted by the transfer agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by the Purchaser.

6.2 The Purchaser’s Compliance.

Nothing in this Article VI shall affect in any way each Purchaser’s obligations and agreement to comply with all applicable securities laws upon resale of the Shares.

6.3 Company’s Refusal to Register Transfer of Shares.

The Company shall refuse to register any transfer of the Shares not made (i) pursuant to an effective registration statement filed under the Securities Act, or (ii) pursuant to an available exemption from the registration requirements of the Securities Act.

ARTICLE VII

OTHER AGREEMENTS

7.1 Further Assurances.

In the event that at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party(ies) (unless otherwise specified herein or unless such requesting party(ies) is entitled to indemnification therefor under Article IX, in which case, the costs and expense will be borne by the parties as set forth in Article IX).

7.2 Confidentiality.

The Purchaser shall, and shall cause its Affiliates to (a) treat and hold in strict confidence any confidential or proprietary information relating to the information obtained from the Purchaser’s due diligence of the Company (“Confidential Information”), and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the Company’s prior written consent; (b) in the event that the Purchaser or any of its Affiliates becomes legally compelled to disclose any Confidential Information, provide the Company with prompt written notice of such requirement so that the Company or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 7.2; (c) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 7.2, furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; (d) to the extent permitted by applicable Law, promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information shall not include any information to the extent that such information (i) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by Purchaser or its Affiliates; (ii) was known to, or was otherwise in the possession of, the Purchaser or its Affiliates, as evidenced by written records, prior to the time of disclosure by the Company; (iii) is disclosed to the Purchaser or any of its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Company or any of its Affiliates; or (iv) is independently developed by or on behalf of the Purchaser or its Affiliates, as evidenced by written records, without reference to the Confidential Information disclosed by the Company or its Affiliates to the Purchaser or its Affiliates under this Agreement. The Purchaser agrees and acknowledges that remedies at law for any breach of its obligations under this Section 7.2 are inadequate and that in addition thereto the Company (or an Affiliate thereof) shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

7.3 Publicity.

  Neither the Company nor the Purchaser shall issue any press release or other public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or statement may be required, based upon the reasonable advice of counsel, by applicable Law or the rules and regulations of any stock exchange upon which the securities of the Company or the Purchaser or its direct or indirect parent entity are listed, or the requirements of any self-regulatory body, in which case the party required to make the release or statement shall, to the extent reasonably practicable under the circumstances, allow the other party reasonable time to review and comment upon such release or announcement in advance of such issuance. Without limiting the foregoing, any party so obligated shall provide the other party with a reasonable opportunity to review and request confidential treatment of this Agreement pursuant to applicable rules under the Exchange Act and the Freedom of Information Act and the rules promulgated thereunder to permit the filing of a redacted exhibit. The party so obligated shall give due consideration to the other party’s request, which shall include consultation with such party’s outside securities counsel, and, if agreed by the parties, use reasonable efforts to obtain such confidential treatment or permission to redact such exhibit, provided that there is no assurance that such request will be granted by the SEC and the SEC may require filing of the Agreement in full. Notwithstanding the foregoing, without prior submission to, or approval of, the other party, either party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed in accordance with the terms of this Agreement.

7.4 Registration.

The Company shall comply with all terms and conditions of the Registration Rights Agreement until the termination thereof in accordance with its terms.

7.5 Reports under the Exchange Act.

With a view to making available to the Purchaser the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit Purchaser to sell securities of the Company to the public without registration, the Company shall use its commercially reasonable efforts, until Purchaser no longer owns any Shares, to:

(a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to the Purchaser, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; and (ii) such other information as may be reasonably requested in availing the Purchaser of any rule or regulation of the SEC that permits the selling of any such securities without registration.

ARTICLE VIII

TERMINATION

8.1 Pre-Closing Termination

.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by either the Purchaser or the Company, if any Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable;

(ii) by the Company, if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement such that a condition set forth in Section 3.3 cannot be satisfied;

(iii) by the Purchaser, if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement such that a condition set forth in Section 3.4 cannot be satisfied; or

(iv) by the mutual written consent of the Company and the Purchaser.

(b) This Agreement shall terminate automatically, with no action by either party, upon the termination of the License and Collaboration Agreement prior to the Closing.

8.2 Effect of Pre-Closing Termination.

In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that nothing herein shall relieve any party hereto from liability for fraud or any willful breach of any provision of this Agreement. Sections 7.2 and 7.3 and Article X shall survive any termination of this Agreement pursuant to Section 8.1.

8.3 Post-Closing Termination.

Following the Closing, if the Company breaches any obligation under the Registration Rights Agreement, including the occurrence of an Event (as defined in the Registration Rights Agreement), Purchaser may by written notice to the Company, in addition to any remedies available to Purchaser under the Registration Rights Agreement, terminate this Agreement.

8.4 Effect of Post-Closing Termination.

If Purchaser terminates this Agreement after the Closing pursuant to Section 8.3, the Company shall, within ten (10) Business Days of receipt of notice of termination, repurchase the Shares from the Purchaser at the Purchase Price and the Registration Rights Agreement shall be deemed to be terminated. Sections 7.2 and 7.3, this Article VIII, Article IX (with respect to any Losses accruing before the repurchase of the Shares pursuant to this Section 8.4), and Article X shall survive any termination of this Agreement pursuant to Section 8.2.

ARTICLE IX

INDEMNIFICATION

9.1 Survival.

  All representations and warranties of the Company and the Purchaser contained in this Agreement (including all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the second (2nd) anniversary of the Closing Date; provided however that the representations and warranties contained in Sections 4.1 (Organization; Capitalization; Subsidiaries), 4.2 (Authorization), 5.1 (Organization and Qualification), and 5.2 (Authorization) (such representations and warranties collectively, the “Special Reps”) shall survive indefinitely (in each case, the date until each such representation and warranty shall survive is herein referred to as the “Survival Date”). If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the parties contained in this Agreement which, by their terms, are to be satisfied on or prior to the Closing Date shall terminate on the Closing Date, and all other covenants, obligations, and agreements in this Agreement, including all indemnification obligations, shall survive the Closing indefinitely and continue until fully performed in accordance with their terms.

9.2 Indemnification by the Company.

Except as otherwise limited by this Article IX, the Company shall indemnify, defend and hold harmless the Purchaser, its Affiliates, any assignee or successor thereof, and each officer, director, manager, employee, agent and Representative of each of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against, and shall pay or reimburse the Purchaser Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages, diminution in value, taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Purchaser Indemnified Party arising in whole or in part out of or relating to or resulting directly or indirectly from:

(a) any breach of any representation or warranty of CBMG in this Agreement as of the Closing Date;

(b) the failure of the Company to comply with any of its covenants, agreements, or other obligations in this Agreement; or

(c) enforcing the Purchaser Indemnified Parties’ indemnification rights provided for hereunder.

9.3 Indemnification by the Purchaser.

Except as otherwise limited by this Article IX, the Purchaser shall indemnify, defend and hold harmless the Company, its Affiliates and each officer, manager, employee, agent and Representative of each of the foregoing (collectively, the “Company Indemnified Parties”) from and against, and shall pay or reimburse the Company Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any the Company Indemnified Party to the extent arising out of or relating to:

(a) any breach of any representation or warranty of the Purchaser in this Agreement as of the Closing Date;

(b) the failure of the Purchaser to comply with any of its covenants, agreements, or other obligations in this Agreement; or

(c) enforcing the Company Indemnified Parties’ indemnification rights provided for hereunder.

9.4 Indemnification Procedures.

(a) For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.2 or 9.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person or Persons having the obligation, or which the Indemnitee purports has the obligation, to indemnify pursuant to such provisions.

(b) In the case of any claim for indemnification under this Agreement arising from a claim of a Third Party (including any Governmental Authority), an Indemnitee must give prompt written notice to the Indemnitor, no later than thirty (30) days after the Indemnitee’s receipt of notice of such claim; provided that the failure to give such notice will not relieve an Indemnitor of its indemnification obligations except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that the Indemnitor is actually and materially harmed thereby.

(c) The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor, unless (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such Third Party claim or contests, in whole or in part, its indemnification obligations therefor, (ii) the applicable Third Party claimant is a Governmental Authority, (iii) there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense, as determined by the Indemnitee’s counsel in its reasonable judgment, (iv) the applicable Third Party alleges claims of fraud, willful misconduct or intentional misrepresentation, or (v) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee, in which case, the Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Indemnitor. In any case not covered by subclauses (i) through (v) of the preceding sentence, the Indemnitee shall retain its right to participate in the defense of any claim with counsel selected by it, subject to the Indemnitor’s right to direct the defense, but the fees and disbursements of such counsel will be at the expense of the Indemnitee. If the Indemnitor elects, and is entitled, to defend such claim, it shall within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 9.4(c) to, defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a Third Party; provided that no such compromise or settlement will (i) obligate the Indemnitee to agree to any settlement that requires the taking or restriction of any action by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations) or provides for any relief (including competition restrictions) other than the payment of monetary damages not fully indemnified by the Indemnitor or (ii) fail to provide a full and final release of the Indemnitee from all liability on claims that are the subject matter of such proceeding with no admission of liability, in each case except with the prior written consent of the Indemnitee in its sole discretion.

(d) Any indemnification claim that does not arise from a Third Party claim must be asserted by a written notice to the Indemnitor. The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to respond thereto. If the Indemnitor does not respond within such thirty (30) days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the Indemnitor responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement or applicable Law.

9.5 Limitations on Indemnification.

(a) No Indemnitor shall be liable for an indemnification claim made under Section 9.2(a) or Section 9.3(a) as the case may be: (i) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date, (ii) to the extent Losses incurred by the Purchaser Indemnified Parties in the aggregate under Section 9.2(a) or by the Company Indemnified Parties in the aggregate under Section 9.3(a), as applicable, exceed an amount equal to the Purchase Price (the “Indemnification Cap”); and (iii) unless and until the Losses of the Purchaser Indemnified Parties collectively, or of the Company Indemnified Parties collectively, as applicable, exceed an aggregate amount equal to $200,000 (the “Basket”), in which case the applicable Indemnitor(s) shall be obligated to the Indemnitee(s) for the amount of such Losses of the Indemnitee(s) that exceed the Basket; provided, however, that the Basket and the Indemnification Cap shall not apply to (x) indemnification claims to the extent amounts are actually paid under insurance policies maintained by the Indemnitor (or any of its Affiliates), (y) indemnification claims based, in whole or in part, on fraud, willful misconduct or intentional misrepresentation and (z) indemnification claims based, in whole or in part, on the breach of any of the Special Reps as of the Closing Date.

(b) The Basket and the Indemnification Cap shall apply only to indemnification claims made under Section 9.2(a) or Section 9.3(a) and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 9.2 or Section 9.3.

9.6 General Indemnification Provisions.

(a) The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

(b) No investigation by the Purchaser or Knowledge of the Purchaser of a breach of a representation or warranty of the Company shall affect the representations and warranties of the Company or the recourse available to the Purchaser under any provision of this Agreement (including Article IX) with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this Article IX, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any.

(d) Any indemnification obligation of an Indemnitor under this Article IX will be paid in cash within three (3) Business Days after the determination of such obligation in accordance with Section 9.4.

ARTICLE X

GENERAL PROVISIONS

10.1 Expenses, Taxes, Etc.

  Except as otherwise expressly provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with the negotiation, execution, delivery of, and the performance under, the Transaction Documents and the consummation of the transactions contemplated thereby

10.2 Notices.
  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 10.2) or (iii) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Company, to: Andy Chan 19925 Stevens Creek Blvd., Ste 100 Cupertino, CA 95014 Email: andy.chan@cellbiomedgroup.com	with a copy (which will not constitute notice) to: Ellenoff Grossman Schole LLP 1345 Avenue of the Americas New York, NY 10105 Attn: Sarah Williams, Esq Email: swilliams@egsllp.com
If to the Purchaser, to:

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attn: Global Head M&A & BD&L
Email: nigel.sheail@novartis.com

and

Novartis Pharmaceuticals Corporation
59 Route 10
East Hanover, New Jersey 07936
Attn: VP General Counsel OncologyEmail: david.tolman@novartis.com

and

Novartis Pharmaceuticals Corporation
59 Route 10
East Hanover, New Jersey 07936Attn: VP - Global Head Oncology BD&LEmail: syed.kazmi@novartis.com with a copy (which will not constitute notice) to: Hogan Lovells US LLP875 Avenue of the AmericasNew York, NY 10022Attn: Adam H. GoldenEmail: adam.golden@hoganlovells.com or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.3 Interpretation.

The headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and permitted assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (ix) any Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or Order as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, regulations, rules or orders; (x) except as otherwise indicated, all references in this Agreement to the words “Section” and “Exhibit” are intended to refer to Sections and Exhibits to this Agreement; and (xi) any reference to this Agreement includes all Exhibits to this Agreement, which are incorporated herein by reference.

10.4 Conflict Between Agreements.

In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and the terms of any other Transaction Document, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

10.5 Severability.

In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.6 No Third-Party Beneficiaries

Except for the indemnification rights of the Purchaser Indemnified Parties and the Company Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

10.7 Assignment

This Agreement and the rights hereunder are not assignable (by operation of Law or otherwise) by either party unless such assignment is consented to in writing by the other party, except that Purchaser may assign any or all of its rights, interests and obligations under this Agreement to any Affiliate, and the Company (on its own behalf and on behalf of CBMG Shanghai) shall be deemed to have consented hereto to such assignment.  Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, no assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Section 10.7 shall be null and void

10.8 Amendment; Waiver

This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (i) no Action or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the Action or right unless in a writing signed by the party against which such waiver or renunciation is charged; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; (iii) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder; and (iv) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.9 Remedies; Specific Performance

. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other Contract and all of the rights which such party may have under any applicable Law. Notwithstanding the intent of the parties to submit claims to arbitration as set forth in Section 10.12, except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party. In the event of a breach by either party of their respective obligations under this Agreement, the other party, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to seek specific performance of its rights under this Agreement. Each of the parties further agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement, and hereby further agrees that, in the event of an action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would have been adequate.

10.10 Mutual Drafting

The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and the other Transactional Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement, (d) neither the drafting history nor the negotiating history of this Agreement or the other Transactional Documents may be used or referred to in connection with the construction or interpretation thereof, and (e) the terms and provisions of this Agreement will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

10.11 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles).

10.12 Arbitration

(a) Any claim, dispute, or controversy of whatever nature arising among the Parties out of or relating to this Agreement, including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance, or breach of this Agreement (each, an “Arbitration Claim”), shall be resolved by final and binding arbitration before a panel of three (3) arbitrators (collectively, the “Arbitrators”). One (1) Arbitrator shall be chosen by the Company and one (1) Arbitrator shall be chosen by Purchaser, in each case, within fifteen (15) days from the notice of initiation of arbitration. The third (3rd) Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by the Company and the Arbitrator chosen by Purchaser within fifteen (15) days of the date that the last of such Arbitrators was appointed; provided, that if the third (3rd) Arbitrator is not chosen within such fifteen (15)-day period, it shall be chosen by the Administrator. The arbitration shall be administered by the International Chamber of Commerce (the “Administrator”) in accordance with its then-existing arbitration rules or procedures regarding commercial or business disputes in force at the time the Arbitration Claim is submitted. The arbitration shall be held in New York, New York, United States of America. The Arbitrators shall be instructed by the Parties to complete the arbitration within ninety (90) days after selection of the third (3rd) Arbitrator.

(b) The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including any injunctive or equitable relief and the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify, or materially change this Agreement or any other agreements contemplated hereunder.

(c) Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration and the costs of the Arbitrator selected by it, and shall pay an equal share of the fees and costs of the third (3rd) Arbitrator and the Administrator; provided, however, that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and, if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs, and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the Administrator and the Arbitrators.

(d) Nothing contained in this Agreement shall deny any Party the right to seek specific performance or injunctive or other equitable relief in accordance with Section 10.9.

10.13 Consent to Jurisdiction; Waivers.

For purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York, (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 10.13, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action.

10.14 WAIVER OF TRIAL BY JURY.

THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

10.15 Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

10.16 Entire Agreement.

This Agreement, together with other Transaction Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

the Company:

CELLULAR BIOMEDICINE GROUP, INC.

By:       /s/ Bizuo (Tony) LIU
Name:  Bizuo (Tony) LIU
Title:    Chief Executive Officer

CBMG Shanghai (solely for purposes of Article IV):

SHANGHAI CELLULAR
BIOPHARMACEUTICAL GROUP LTD.
(上海赛比曼生物科技有限公司)
(company seal)

By:      /s/ Bizuo (Tony) LIU
(sign and affix CBMG Shanghai company chop)
Name: Bizuo (Tony) LIU
Title:   Legal Representative

the Purchaser: NOVARTIS PHARMA AG By: /s/ Teresa Jose Name: Teresa Jose Title: CFO, Oncology By: /s/ Liz Barrett Name: Liz Barrett Title: CEO, Novartis Oncology

EXHIBIT 1

Company Subsidiaries

Cellular Biomedicine Group, Inc. (DE)
(NASDAQ: CBMG)
100% ownership
100% ownership
100% ownership
Cellular Biomedicine Group, Ltd. (HK)
EastBridge Investment Corp. (DE)
Cellular Biomedicine Group VAX, Inc. (CA)
100% ownership
Outside PRC
Inside PRC
VIE Contracts
Cellular Biomedicine Group (Wuxi) Ltd. WFOE
西比曼生物科技（无锡）有限公司
Cellular Biomedicine Group Ltd (Shanghai)
西比曼生物科技（上海）有限公司
100% ownership
100% ownership
100% ownership
Shanghai Cellular Biopharmaceutical Group Ltd
上海赛比曼生物科技有限公司
Wuxi Cellular Biopharmaceutical Group Ltd
无锡赛比曼生物科技有限公司
Beijing Agreen Biotechnology Co., Ltd
北京爱根生物科技有限公司